Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-219332 on Form N-2 of our report dated May 28, 2021, relating to the financial statements of iCapital KKR Private Markets Fund (Formerly, Altegris KKR Commitments Master Fund) for the year ended March 31, 2021, and to the references to us under the headings “Consolidated Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 30, 2021